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                                                                    EXHIBIT 21.1

                            PERVASIVE SOFTWARE INC.
                        SUBSIDIARIES OF THE REGISTRANT

Pervasive Software Co., Ltd. -- Japan

Pervasive Software GmbH -- Germany

Pervasive Software N.V. -- Belgium

Pervasive Software (Ireland) Limited -- Ireland

Pervasive Software Limited -- United Kingdom

Pervasive Software North Asia Limited -- Hong Kong